EXHIBIT 99.1

HARLAND CLARKE HOLDINGS CORP.

REPORTS SECOND QUARTER 2007 RESULTS

Decatur, GA – August 9, 2007 – Harland Clarke Holdings Corp. (“Harland Clarke Holdings”), formerly known as Clarke American Corp., today reported results for the second quarter and six months ended June 30, 2007. In addition to the Harland Clarke Holdings Form 10-Q filed with the Securities and Exchange Commission today, Harland Clarke Holdings’ financial results are also consolidated in the quarterly report on Form 10-Q filed today by M & F Worldwide Corp. (NYSE: MFW), which is the indirect parent company of Harland Clarke Holdings.

As previously announced, on May 1, 2007, M & F Worldwide Corp. completed the acquisition of John H. Harland Company (“Harland”) and related financing transactions. Upon the completion of the acquisition, Harland became a wholly owned subsidiary of Clarke American Corp., which was then renamed Harland Clarke Holdings Corp. Harland Clarke Holdings’ results for the second quarter and six months ended June 30, 2007 reflect Harland results from and after May 1, 2007. As a result of the acquisition of Harland, Harland Clarke Holdings now has three business lines – Harland Clarke (which is the combination of Clarke American Corp.’s check printing, contact center and direct marketing capabilities with Harland’s corresponding businesses), Harland Financial Solutions and Scantron.

Having completed the Harland acquisition, Harland Clarke Holdings is focused on improving operating margins through consolidating facilities and reducing duplicative selling, general and administrative expenses, executive and shared services costs. Harland Clarke Holdings believes that it is on target to achieve cost reduction goals previously disclosed in connection with the financing for the Harland acquisition.

Second Quarter Performance

Consolidated net revenues for the second quarter of 2007 were $339.6 million, as compared to $156.2 million for the second quarter of 2006. Harland Clarke Holdings’ revenues increased by $183.4 million in the second quarter of 2007 primarily as a result of the acquisition of Harland, which accounted for $174.6 million of the increase. Net loss for the second quarter of 2007 was $37.5 million, as compared to $3.9 million of net income for the second quarter of 2006. The net loss in the 2007 quarter includes a nonrecurring pre-tax loss on early extinguishment of debt of $54.6 million ($34.1 million after tax) related to refinancing transactions completed in connection with the Harland acquisition. The net loss in the second quarter of 2007 also includes pre-tax charges of $8.6 million ($5.0 million after tax) due to non-cash fair value purchase accounting adjustments to inventory and deferred revenue, $2.4 million ($1.4 million after tax) for Harland acquisition-related retention bonuses, and $1.7 million ($1.0 million after tax) for restructuring costs. Adjusted EBITDA increased to $85.1 million for the second quarter of 2007, compared to $35.7 million for the second quarter of 2006 primarily as a result of the acquisition of Harland. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and which is reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.

Net revenues from the Harland Clarke segment increased by $120.1 million to $276.3 million for the second quarter of 2007 from $156.2 million in the second quarter of 2006, primarily as a result of the Harland acquisition which accounted for $111.3 million of the increase. The remaining $8.8 million of the increase was primarily due to an increase in revenues from a large client and higher revenues per unit, partially offset by a decline in units.

Net revenues from the Harland Financial Solutions and Scantron segments from May 1, 2007, the date of the Harland acquisition, through June 30, 2007 were $52.1 million and $11.4 million, respectively.

Year-to-Date Performance

Consolidated net revenues for the first six months of 2007 were $504.2 million, as compared to $319.1 million for the first six months of 2006. Harland Clarke Holdings’ revenues increased by $185.1 million in the first six months of 2007 primarily as a result of the Harland acquisition, which accounted for $174.6 million of the increase. Net loss for the 2007 period was $32.4 million, as compared to $10.3 million of net income for the 2006 period. The net loss for the 2007 six months includes a nonrecurring pre-tax loss on early extinguishment of debt of $54.6 million ($34.1 million after tax) related to refinancing transactions completed in connection with the Harland acquisition. The net loss for the 2007 six months also includes pre-tax charges of $8.6 million ($5.0 million after tax) due to non-cash fair value purchase accounting adjustments to inventory and deferred revenue, $2.4 million ($1.4 million after tax) for Harland acquisition-related retention bonuses, and $2.9 million ($1.7 million after tax) for restructuring costs. For the first six months of 2007, Adjusted EBITDA increased to $123.5 million, as compared to $75.7 million for the first six months of 2006 primarily as a result of the Harland acquisition.

Net revenues from the Harland Clarke segment increased by $121.8 million to $440.9 million in the first six months of 2007 from $319.1 million in the first six months of 2006, primarily as a result of the Harland acquisition which accounted for $111.3 million of the increase. The remaining $10.5 million of the increase was primarily due to an increase in revenues from a large client and an increase in revenues per unit, partially offset by a decline in units and a decline in revenues due to reduced spending by certain direct marketing customers.

Net revenues from the Harland Financial Solutions and Scantron segments from May 1, 2007, the date of the Harland acquisition, through June 30, 2007 were $52.1 million and $11.4 million, respectively.

Harland Acquisition

As previously announced, on May 1, 2007, M & F Worldwide completed its acquisition of Harland at a price per share of Harland common stock of $52.75, representing an approximate transaction value of $1.7 billion. Upon the completion of the transaction, Harland became a wholly owned subsidiary of Clarke American Corp. Clarke American Corp. was renamed Harland Clarke Holdings Corp. after completion of the Harland acquisition. In connection with the Harland acquisition, Clarke American Corp.’s prior outstanding senior secured credit facility, Harland's outstanding credit facility and Clarke American Corp.’s prior outstanding 11.75% senior notes due 2013 were repaid in full. The acquisition and debt repayment were funded with new borrowings by Harland Clarke Holdings, consisting of a $1.8 billion senior secured term loan and an aggregate $615.0 million principal amount of senior notes due 2015, comprised of $310.0 million principal amount of 9.50% senior fixed rate notes and $305.0 million principal amount of senior floating rate notes bearing interest at LIBOR plus 4.75%.

About Harland Clarke Holdings

Prior to the acquisition of Harland on May 1, 2007, Clarke American Corp. provided checks and related products and direct marketing services through two segments: the Financial Institution segment, which was focused on financial institution clients and their customers, and the Direct to Consumer segment, which was focused on individual customers. As a result of the acquisition of Harland, Harland Clarke Holdings reorganized its business and corporate structure along three business segments, Harland Clarke (which consists of the combined check and related products business of Clarke American Corp. and Harland), Harland Financial Solutions, and Scantron. Subsequent to the closing of the Harland acquisition, Clarke American Corp.’s check printing, contact center and direct marketing capabilities have been combined with Harland’s corresponding business and operate under the name “Harland Clarke.” The operations of Harland Financial Solutions include core processing, retail and lending software solutions as well as maintenance services to financial and other institutions. Scantron is a leading provider of data collection and testing and assessment products and services sold primarily to educational and commercial customers.

Forward Looking Statements

This press release contains forward looking statements that reflect management’s current assumptions and estimates of future performance and economic conditions, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties, many of which are beyond Harland Clarke Holdings’ control. All statements other than statements of historical facts included in this press release, including those regarding Harland Clarke Holdings’ strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects, plans and objectives of management, are forward-looking statements. When used in this press release, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this press release. Although Harland Clarke Holdings believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, such plans, intentions or expectations may not be achieved. The factors which may cause Harland Clarke Holdings’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this press release include: 1) Harland Clarke Holdings’ substantial indebtedness; 2) covenant restrictions under Harland Clarke Holdings’ indebtedness that may limit its ability to operate its business and react to market changes; 3) the maturity of the principal industry in which the Harland Clarke segment operates and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods and other factors; 4) consolidation among financial institutions and other adverse changes among the large clients on which Harland Clarke Holdings depends, resulting in decreased revenues; 5) the ability to retain Harland Clarke Holdings’ clients and the ability to retain Harland Clarke Holdings’ key employees and management; 6) lower than expected cash flow from operations; 7) significant increases in interest rates; 8) intense competition in all areas of Harland Clarke Holdings’ business; 9) interruptions or adverse changes in Harland Clarke Holdings’ supplier relationships, technological capacity, intellectual property matters, and applicable laws; 10) variations in contemplated brand strategies, business locations, management positions and other business decisions in connection with integrating Harland; 11) Harland Clarke Holdings’ ability to implement any or all components of its business strategy or realize all of its expected cost savings or synergies from the Harland acquisition; and 12) the acquisition of Harland otherwise not being successful from a financial point of view, including, without limitation, due to any difficulties with Harland Clarke Holdings servicing its debt obligations.

You should read carefully the factors described in Harland Clarke Holdings’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 for a description of risks that could, among other things, cause actual results to differ from these forward looking statements.

Non-GAAP Financial Measures

In this release, Harland Clarke Holdings presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding Harland Clarke Holdings that management believes is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.

EBITDA represents net income before interest income and expense, income taxes, depreciation and amortization (other than amortization related to upfront contract payments). Harland Clarke Holdings presents EBITDA because it believes it is an important measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Harland Clarke Holdings’ industries.

Harland Clarke Holdings believes EBITDA provides useful information with respect to its ability to meet its future debt service, capital expenditures, working capital requirements and overall operating performance although EBITDA should not be considered as a measure of liquidity. In addition, Harland Clarke Holdings utilizes EBITDA when interpreting operating trends and results of operations of its business.

Harland Clarke Holdings also uses EBITDA for the following purposes: Harland Clarke Holdings’ senior credit facilities use EBITDA (with additional adjustments) to measure compliance with financial covenants such as debt incurrence. Harland Clarke Holdings’ executive compensation is based on EBITDA (with additional adjustments) performance measured against targets. EBITDA is also widely used by Harland Clarke Holdings and others in its industry to evaluate and value potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. See below for a description of these limitations. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to Harland Clarke Holdings to invest in the growth of its business.

In addition, in evaluating EBITDA, you should be aware that in the future Harland Clarke Holdings may incur expenses such as those excluded in calculating it. Harland Clarke Holdings’ presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or nonrecurring items.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	it does not reflect Harland Clarke Holdings’ cash expenditures and future requirements for capital expenditures or contractual commitments;
•	it does not reflect changes in, or cash requirements for, Harland Clarke Holdings’ working capital needs;
•	it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on Harland Clarke Holdings’ debt;
•

although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in Harland Clarke Holdings’ statements of cash flows; and
•	other companies in Harland Clarke Holdings’ industry may calculate EBITDA differently from Harland Clarke Holdings, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of Harland Clarke Holdings’ business or as a measure of cash that will be available to Harland Clarke Holdings to meet its obligations. You should compensate for these limitations by relying primarily on Harland Clarke Holdings’ GAAP results and using EBITDA only supplementally.

Harland Clarke Holdings presents Adjusted EBITDA as a further supplemental measure of its performance. Harland Clarke Holdings prepares Adjusted EBITDA by adjusting EBITDA to reflect the impact of a number of items it does not consider indicative of Harland Clarke Holdings’ ongoing operating performance. Such items include restructuring costs, non-recurring purchase accounting adjustments, an earnout related to the Alcott Routon acquisition and other non-recurring acquisition related expenses. You are encouraged to evaluate each adjustment and the reasons Harland Clarke Holdings considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, Harland Clarke Holdings may incur expenses, including cash expenses, similar to the adjustments in this presentation. Harland Clarke Holdings’ presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

For additional information contact:

Investor Relations:

Martin Wexler

210-697-6251

martin.wexler@harlandclarke.com

Harland Clarke Holdings Corp. and Subsidiaries

Consolidated Statements of Operations

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Product revenues, net	$ 299.5	$ 155.7	$ 464.0	$ 318.2
Service revenues, net	40.1	0.5	40.2	0.9
Total net revenues	339.6	156.2	504.2	319.1
Cost of products sold	186.1	96.3	287.3	196.7
Cost of services provided	25.2	0.4	25.3	0.7
Total cost of revenues	211.3	96.7	312.6	197.4
Gross profit	128.3	59.5	191.6	121.7
Selling, general and administrative expenses	87.8	37.6	126.5	74.7
Restructuring costs	1.7	0.9	2.9	0.9
Operating income	38.8	21.0	62.2	46.1
Interest income	1.3	—	1.3	—
Interest expense	(45.3)	(14.6)	(60.5)	(29.2)
Loss on early extinguishment of debt	(54.6)	—	(54.6)	—
Other income (expense), net	0.1	—	0.1	—
(Loss) income before income taxes	(59.7)	6.4	(51.5)	16.9
(Benefit) provision for income taxes	(22.2)	2.5	(19.1)	6.6
Net (loss) income	$ (37.5)	$ 3.9	$ (32.4)	$ 10.3

Harland Clarke Holdings Corp. and Subsidiaries

Business Segment Information

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net revenues
Harland Clarke segment	$ 276.3	$ 156.2	$ 440.9	$ 319.1
Harland Financial Solutions segment	52.1	—	52.1	—
Scantron segment	11.4	—	11.4	—
Eliminations	(0.2)	—	(0.2)	—
Total revenue	$ 339.6	$ 156.2	$ 504.2	$ 319.1

Operating income (loss)
Harland Clarke segment	$ 44.0	$ 21.0	$ 67.4	$ 46.1
Harland Financial Solutions segment	3.8	—	3.8	—
Scantron segment	(3.0)	—	(3.0)	—
Corporate	(6.0)	—	(6.0)	—
Total operating income (loss)	$ 38.8	$ 21.0	$ 62.2	$ 46.1

Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA (in millions) (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net (loss) income	$ (37.5)	$ 3.9	$ (32.4)	$ 10.3
Interest expense, net	44.0	14.6	59.2	29.2
Loss on early extinguishment of debt	54.6	—	54.6	—
(Benefit) provision for income taxes	(22.2)	2.5	(19.1)	6.6
Depreciation and amortization	33.5	13.6	47.3	27.2
EBITDA	72.4	34.6	109.6	73.3
Adjustments: Restructuring (a)	1.7	0.9	2.9	0.9
Alcott Routon earn-out (b)	—	0.2	—	0.4
Transaction related expenses (c)	2.4	—	2.4	—
Impact of purchase accounting adjustments (d)	8.6	—	8.6	1.1

Adjusted EBITDA	$ 85.1	$ 35.7	$ 123.5	$ 75.7

(a)

Reflects restructuring expenses, including adjustments, recorded in accordance with GAAP, consisting primarily of severance, post-closure facility expenses and other related expenses, which could not be recorded in purchase accounting. The expenses recorded in the three months ended June 30, 2007 primarily relate to closures of facilities and other restructuring activities in connection with the Harland acquisition. The expenses recorded in the six months ended June 30, 2006 include expenses related to restructuring activities in Clarke American Corp.’s business that were not related to the Harland acquisition.

(b)

Reflects charges accrued under an earnout arrangement recorded as SG&A expense resulting from the 2004 purchase of Alcott Routon, Inc. In accordance with the agreement, the maximum of $3.0 million was paid in 2007.

(c)	Reflects non-recurring employee retention bonuses incurred in connection with the Harland acquisition.
(d)

Reflects the negative effect on net income primarily from the non-cash fair value inventory and deferred revenue adjustments related to purchase accounting. The charges incurred in the six months ended June 30, 2006 are related to the acquisition of Clarke American Corp. by M & F Worldwide in December 2005.